Exhibit 10.21

EXECUTION COPY

[PATHEON]

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into and effective as of February 7, 2011 (“Effective Date”), by and between Patheon Pharmaceutical Services, Inc., on behalf of itself and any and all of its subsidiaries (together, the “Company”) and James Mullen (“Executive”).

RECITALS

A. The Company is in the business of providing its customers with pharmaceutical development services, clinical trial manufacturing and packaging, and commercial manufacturing and packaging.

B. The Company wishes to employ Executive to serve as its Chief Executive Officer (“CEO”).

C. Executive wishes to be employed by the Company and to serve in such capacity under the terms and conditions set forth in this Agreement.

D. The Company and Executive agree that the terms, provisions and mutual covenants of this Agreement suffice as adequate consideration for their mutual promises made in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Position and Duties; Location.

(a) During the Term (as defined below), Executive shall serve as the CEO of the Company, with such authority, duties and responsibilities as are commensurate with such position and will report directly to the Board of Directors (the “Board”). In addition, the Company shall cause Executive to be appointed as a member of the Board as of the Effective Date. During Executive’s tenure as CEO, the Board will recommend to the Company’s shareholders that Executive be re-elected to the Board. Other than Executive, no other employee or executive will report directly to the Board during the Term.

(b) The location of Executive’s employment will be the Company’s Raleigh/Durham offices, located at 4721 Emperor Boulevard, Suite 200, Durham, North Carolina 27703, USA, or such other location where the principal executive offices may be relocated from time to time by the Board. Executive will be permitted to commute to the Company’s Raleigh/Durham offices from his primary residence in Boston, Massachusetts, provided that Executive will be expected to devote his full working time and attention to his duties as CEO and, except as permitted in Section 2 below, shall render no material business services to any other person or Company. Executive will be expected to be at the Company’s Raleigh/Durham offices or any other offices of the Company or otherwise engaged in the performance of his duties at least five days per week, subject to required business travel, vacation and holidays. For the initial six months of the Term, (i) Executive will be entitled to a reasonable housing allowance from the Company for the cost of housing arrangements in the Raleigh/Durham area and (ii) the Company will pay for or reimburse travel expenses related to Executive’s weekly commute between Boston and the Raleigh/Durham area.

2. Standards of Performance. Executive will, at all times, faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties required of and from him pursuant to the terms of this Agreement. Notwithstanding the foregoing, Executive is permitted (i) to spend reasonable amounts of time to manage his personal, financial and legal affairs, (ii) to continue to serve on the boards of PerkinElmer, Inc. and Percivia, LLC and (iii) with the Company’s consent, which will not be unreasonably withheld, to serve on civic, charitable, not-for-profit, industry or other for profit corporate boards, provided that such activities, individually and collectively, do not materially interfere with the performance of Executive’s duties hereunder. Executive shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time to time.

3. Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on the terms and subject to the conditions of this Agreement (including, without limitation, Section 6), for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date. Unless terminated prior to that date, the Term shall be automatically renewed for successive one-year periods on the terms and subject to the conditions of this Agreement (including, without limitation, Section 6), commencing on the second anniversary of the Effective Date, and on each anniversary date thereafter, unless either the Company or Executive gives the other party written notice (in accordance with Section 11 hereof), at least 90 days prior to the end of such initial or extended Term, of its or his intention not to renew this Agreement. Any reference to the “Term” of this Agreement shall include the original term and any extension thereof.

4. Compensation, Benefits and Policies.

(a) Base Salary. As an annual base salary (“Base Salary”), the Company will pay Executive an annual initial Base Salary at a rate of nine hundred thousand dollars ($900,000.00) US, less necessary withholdings and authorized deductions, and payable pursuant to the Company’s regular payroll practices in effect at the time. For the Fiscal Year 2011, Executive’s Base Salary will be prorated from the Effective Date. During the Term, Executive’s Base Salary shall be reviewed annually by the Board, at such time as the salaries of other senior executives of the Company are reviewed generally, and is subject to increase, but not decrease, at the Board’s discretion. If so increased, the Base Salary shall be increased for all purposes of this Agreement.

(b) Paid Time Off and Benefits. Executive will accrue paid time off for vacation at the rate of four (4) weeks for each year of employment, in addition to four (4) floating holidays annually in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally. Executive will accrue paid time off for illness pursuant to the Company’s regular policies. In addition, Executive is entitled to (i) participate in any plans regarding benefits of employment, including pension, profit sharing, group health, disability insurance, employee pension and welfare benefit plans for U.S. resident-based senior executives now existing or hereafter established and (ii) participate in any other perquisite program of the Company on a basis at least as favorable as other senior level executives of the Company. Executive may also waive participation under the Company’s medical benefits plans and receive such benefits on a cost-equivalent basis. The Company may, in its sole discretion and from time to time, establish additional senior management benefit plans as it deems appropriate. Executive understands that any such plans may be modified or eliminated in the Company’s sole discretion in accordance with applicable law, provided that no such modification or elimination shall result in reducing or eliminating any benefits in which Executive’s right has vested.

(c) Reimbursement of Business Expenses. The Company will promptly reimburse to Executive his business expenses in connection with the performance of his duties under this Agreement in accordance with the policies and procedures established by the Company.

(e) Retirement Benefits. Executive will be entitled to participate in the 401(k) retirement plan and any other qualified or nonqualified deferred compensation and retirement plans on a basis at least as favorable as other senior executives of the Company generally, in each case as amended from time to time.

(f) Equity Compensation.

(i) As soon as practicable after the end of the current period during which certain activities with respect to the Company’s shares are prohibited or restricted (any such period, a “Blackout Period”)1, Executive will be granted (the date of such grant, the “Grant Date”), of an option to acquire 5,000,000 of the Company’s restricted voting shares (the “Initial Grant”). The Initial Grant will have a per-share exercise price equal to the closing price of the underlying shares on the Toronto Stock Exchange on the Grant Date and will vest in five (5) equal installments on each of the first five anniversaries of the Effective Date, in accordance with the Company’s 2011 Amended and Restated Incentive Stock Option Plan. In the event of a Change in Control, Executive’s unvested portion of the Initial Grant will become immediately vested and exercisable and remain in force for the duration of their original term (as described in clause (ii) below).

(ii) All options granted to Executive will expire ten (10) years from the date of grant.

(iii) Executive will be required to comply with the terms of any share ownership guidelines applicable to senior executives of the Company generally, as amended from time to time. The Company will count ownership of any vested Options or other vested equity of the Company (either from the Initial Grant or otherwise) toward meeting any ownership requirements instituted by the Company.

(iv) As used in this Agreement, a “Change in Control” shall mean any of the following events:

(i) any “Person” (within the meaning of Section 13(d)(3) or 14(d)(2)) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than JLL Partners or its affiliates, becomes a Beneficial Owner (within the meaning of Exchange Act Rule 13d-3) of more than fifty (50%) of the voting power of the then outstanding voting securities of Patheon Pharmaceutical Services, Inc. entitled to vote generally in the election of directors;

(ii) there is consummated a merger or consolidation of Patheon Pharmaceutical Services, Inc. or any direct or indirect subsidiary of Patheon Pharmaceutical

[1]	The current Blackout Period is expected to end on March 10, 2011.

Services, Inc. with any other company, other than a merger or consolidation that would result in the voting securities of Patheon Pharmaceutical Services, Inc. outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of Patheon Pharmaceutical Services, Inc. or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iii) the stockholders of Patheon Pharmaceutical Services, Inc. approve a plan of complete liquidation or dissolution of the company or there is consummated an agreement for the sale or disposition by Patheon Pharmaceutical Services, Inc. of all or substantially all of its assets.

However, in no event shall a “Change in Control” be deemed to have occurred for purposes of this Agreement solely because Patheon Pharmaceutical Services, Inc. engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more affiliates.

(g) Sarbanes-Oxley Act Loan Prohibition. To the extent that any Company benefit, program, practice, arrangement or this Agreement would or might otherwise result in Executive’s receipt of an illegal loan (the “Loan”), the Company shall use commercially reasonable efforts to provide Executive with a substitute for the Loan that is lawful and of at least equal value to Executive. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to Executive or provide him a substitute for it.

(h) Executive Performance Bonus. Executive will be eligible to receive an annual bonus (a “Performance Bonus”) with a target bonus equal to 100% of Executive’s Base Salary (based on achieving 100% of the financial and other targets recommended by Executive and approved by the Board). Executive may earn amounts greater than the target bonus pursuant to the terms of the annual incentive targets. These annual incentive targets will be pre-determined by the Compensation Committee of the Board, after consultation with, and recommendation from, Executive from time to time. For Fiscal Year 2011, Executive’s Performance Bonus will be no less than 50% of his Base Salary, pro-rated from the Effective Date. Nothing contained in this Section 4(h) will prevent the Board of Directors from establishing performance goals and compensation targets applicable only to Executive.

5. Termination of Employment.

(a) By Company Without Cause. The Company may terminate Executive’s employment without Cause (as defined below), effective immediately upon written notice (pursuant to Section 11 below) (such date of termination, the “Termination Date”). If the Company delivers to Executive a notice of non-renewal upon the expiration of the Term as provided in Section 3 above, the expiration of the Term shall constitute a termination by the Company without Cause. In the event of such a termination and subject to the other provisions of this Agreement, Executive will be entitled to the following from the Company:

(i) payment of all earned but unpaid compensation (including accrued unpaid vacation) through the effective date of termination, payable on or before the Termination Date;

(ii) reimbursement of expenses incurred on or before the Termination Date in accordance with Section 4(c), above; and

(iii) continued payment for two years of his then current Base Salary rate (less necessary withholdings and authorized deductions) (the “Severance Payments”), payable in equal monthly installments over the two-year period following the Termination Date (the “Severance Period”).

In addition, with respect to the Initial Grant, a pro-rata portion of the shares subject to the Initial Grant in which Executive would have become vested on the following anniversary of the Effective Date will become immediately vested and exercisable on the Termination Date; provided however, that if Executive’s Termination Date is within six (6) months of the Effective Date, 500,000 of the shares subject to the Initial Grant will immediately become vested and exercisable as of the Termination Date (either such amount, the “Equity Severance”).

If Executive is terminated under circumstances in which he becomes entitled to the Equity Severance, Executive will be permitted to exercise his vested options within three (3) months after his Termination Date (the “QT Exercise Period”); provided however, that if Executive would be prevented from selling his shares during the QT Exercise Period due to law or applicable Company policy preventing the sale of shares (a “Blackout Period”) that occurs or is ongoing during the QT Exercise Period, the QT Exercise Period shall be extended to a date that is ten (10) days after the last day of the Blackout Period.

The Severance Payments and the Equity Severance shall be referred to collectively as the “Severance Benefits”. Executive shall not receive the Severance Benefits unless Executive executes the release attached hereto as Schedule A (the “Release”), and the same becomes effective pursuant to its terms and is not revoked. In addition, Executive’s rights to the Severance Benefits are subject to Executive’s continued compliance with the provisions of Section 6 below.

(b) By Company With Cause. The Company may terminate Executive’s employment for Cause at any time and without prior notice, written or otherwise, effective immediately upon notice. As used in this Agreement, “Cause” shall mean the determination, in good faith, by the Board, after notice to Executive, that one or more of the following events has occurred:

(i) Executive has willfully failed to perform his material duties, and such failure has not been cured after a period of thirty (30) days’ notice from the Company;

(ii) any reckless or grossly negligent act by Executive having the effect of injuring the interest, business or reputation of the Company, or any of its parent, subsidiaries or affiliates in any material respect;

(iii) Executive’s commission of any felony (including entry of a nolo contendere plea);

(iv) any misappropriation or embezzlement of the property of the Company, or any of its parents or affiliates; or

(v) a breach of any material provision of the Employment Agreement by Executive, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by Executive of written notice from the Company of such breach, which notice shall contain the specific reasonable cure requested by the Company.

In the event Executive is terminated for Cause, Executive will be entitled only to the Accrued Benefits through the Termination Date. The Company will have no further obligation to pay any compensation of any kind (including, without limitation, any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payment of any kind, nor will the Company have any obligation to make any payment in lieu of notice. The definition of Cause set forth in this Agreement shall govern for purposes of Executive’s equity compensation and any other compensation containing such a concept. For purposes of this agreement, Accrued Benefits shall mean (i) payment of Base Salary through the Termination Date, (ii) payment of any Performance Bonus for performance periods completed prior to the Termination Date (provided that Executive is not terminated for Cause or does resign without Good Reason) and (iii) any payments or benefits under the Company’s benefit plans that are earned or accrued prior to the Termination Date.

(c) Incapacity or Death.

(i) If a healthcare provider selected by the Company’s Board or its insurers determines Executive has become unable, due to physical or mental illness or injury, to perform the essential duties of his position for more than twelve (12) weeks, whether or not the days of disability are consecutive, in any twelve (12) month period during this Agreement with or without reasonable accommodation (“Incapacity”), the Company has the right to terminate Executive’s employment on fifteen (15) days’ written notice. In the event of termination for Incapacity, Executive will be entitled to receive the Accrued Benefits and, subject to Executive (or his legal representative on his behalf) executing the Release and the same becoming effective pursuant to its terms and not revoked, the Equity Severance; and

(ii) Executive’s employment pursuant to this Agreement shall be immediately terminated without notice by the Company upon the death of Executive. If Executive dies while actively employed pursuant to this Agreement (or if Executive’s employment is terminated (a) by the Company without Cause, (b) by Executive for Good Reason (as defined below), or (c) due to Executive’s Incapacity, but Executive dies prior to the date that is seven (7) days after the day the Company presents him with the Release), his estate or designated beneficiaries will be entitled to receive from the Company the Accrued Benefits and subject to the trustee of Executive’s estate or Executive’s designated beneficiaries signing and executing a release of all claims against the Company and the same becoming effective pursuant to its terms and not revoked, the Equity Severance.

(d) Resignation for Good Reason. Executive may terminate this Agreement for Good Reason (as defined below) by giving written notice of such termination, which termination will become effective on the thirtieth (30th) day following receipt by the Company. As used in this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the prior consent of Executive:

(i) removal of Executive from Executive’s position;

(ii) material reduction by the Company of Executive’s duties or responsibilities or the assignment to Executive of duties materially inconsistent with such position; or

(iii) material breach by the Company of the Employment Agreement, which breach remains uncured for a period of thirty (30) days after receipt by the Company of written notice from Executive.

No termination for Good Reason shall be effective until (a) Executive has given the Company written notice (pursuant to Section 11 below) within sixty (60) days of Executive becoming aware of the initial occurrence of any of the foregoing specifying the event or condition constituting the Good Reason (the date of such notice, the “Measurement Date”), and the specific reasonable cure requested by Executive (b) the Company has failed to cure the occurrence within thirty (30) days of the Measurement Date, and (c) Executive resigns within three (3) months following the initial occurrence. Further, Executive shall not have “Good Reason” under clauses (i) – (iii) above if, on the Measurement Date, (x) grounds exist for a termination by the Company for Cause or (y) Executive has already given the Company notice of (1) non-renewal of his Agreement at the end of the Term pursuant to Section 3 above or (2) his intention to resign without Good Reason. In the event of a termination for Good Reason, Executive will be entitled to the Accrued Benefits and, subject to the same conditions as are set forth in the final paragraph of Section 5(a), the Severance Benefits.

(e) Voluntary Resignation without Good Reason. Executive may terminate this Agreement without Good Reason effective on sixty (60) day’s written notice (pursuant to Section 11 below), unless the Company in its sole discretion accepts the resignation earlier. In the event that Executive resigns without Good Reason as defined above in Section 5(d), Executive will be entitled only to the Accrued Benefits through the Termination Date. Executive’s equity awards (including the Initial Grant) shall be treated in accordance with their terms. The Company will have no further obligation to pay any compensation of any kind (including, without limitation, any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such Termination Date occurs), or severance payments of any kind.

(f) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign as of the Termination Date from all positions that he holds or has ever held with the Company, including his position as a member of the Board (and with any other entities with respect to which the Company has requested Executive to perform services). Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

(i) Effect of Accrued Benefits and Severance Benefits Payments. Executive shall not be entitled to any other severance pay or benefits under any severance plan, program or policy of the Company or any member of the Company, unless otherwise specifically provided therein in a specific reference to this Agreement.

6. Proprietary Information Obligations.

(a) Proprietary Information, Confidentiality and Non-Disparagement. Both before and during the term of Executive’s employment, Executive will have access to and become acquainted with Company confidential and proprietary information (together “Proprietary Information”), including but not limited to information or plans concerning the Company’s customer relationships; personnel; sales, marketing and financial operations and methods; trade secrets, formulae, devices; secret inventions; processes; and other compilations of information, records, and specifications. As a result, Executive confirms that he is bound by the provisions of and agrees to execute, effective as of the Effective Date, the Company’s customary confidentiality agreement (the “Confidentiality Agreement”). Executive also agrees not to criticize, denigrate, or otherwise disparage the Company, or any of its directors, officers, products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research. The Company agrees to use its reasonable commercial efforts not to permit, authorize or condone denigrating or disparaging statements about Executive in any press release or other formally released announcement. Factually accurate statements in legal or public filings shall not violate this provision. In addition, nothing in this Section 6(a) shall prohibit Executive or the Company or the Board, or any of their employees or members from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law (including testifying truthfully in any legal proceeding).

(b) Non-Solicitation of Customers and Other Business Partners. Executive recognizes that by virtue of his employment with the Company, he will be introduced to and involved in the solicitation and servicing of existing customers and other business partners of the Company and new customers and business partners obtained by the Company during his employment. Executive understands and agrees that all efforts expended in soliciting and servicing such customers and business partners shall be for the benefit of the Company. In addition, Executive agrees that, for a period beginning on the Effective Date and ending two (2) years after his Termination Date, regardless of the reason for such termination, Executive shall not use any Proprietary Information to, directly or indirectly (i) solicit, direct, interfere with, or entice away from the Company any existing customer, business partner, licensee, licensor, vendor, contractor or distributor of the Company or (ii) solicit, encourage or otherwise direct any customer or other business partner to expand its business with a Competitor, without the prior written consent of the Board.

(c) Non-Solicitation of Employees. Executive recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, Executive agrees that, for a period beginning on the Effective Date and ending two (2) years after his Termination Date, regardless of the reason for such termination, Executive shall not intentionally use any Proprietary Information, directly for himself, or on behalf of any other person or entity, to knowingly solicit, offer employment to, hire or otherwise retain the services of any salaried employee of the Company. For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.

(d) Non-Competition. Executive recognizes that his loyal and complete fulfillment of employment subsequent to his employment with the Company may inevitably require him to reveal or utilize the Company’s Proprietary Information. Accordingly, for a period beginning on the Effective Date and ending two (2) years after his Termination Date, regardless of the reason for such termination, Executive shall not in any manner, directly or indirectly, compete with the Company by (a) becoming an officer, agent, employee, partner, director, consultant, independent contractor of a Competitor, or (b) acquiring an ownership interest in a

Competitor, provided that Executive may, for investment purposes, own not more than 1% of the outstanding stock of any class of a Competitor that is listed on a recognized stock exchange or traded in the over-the-counter market in Canada or the United States, without the Company’s written consent if the CEO reasonably determines that Executive’s subsequent competition would compromise the Company’s Proprietary Information. For purposes of this Agreement, the term “Competitor” means any person or entity that is primarily or principally engaged in the business of contract drug manufacturing or contract drug development in Canada, the United States (including the Commonwealth of Puerto Rico), India, Europe or other geographic location in which the Company is doing business at the time.

(e) Company Property and Materials.

(i) All files, records, documents, computer-recorded or electronic information, drawings, specifications, equipment, and similar items relating to Company business, whether prepared by Executive or otherwise coming into his possession, will remain the Company’s exclusive property and will not be removed from Company premises under any circumstances whatsoever without the Company’s prior written consent, except when, and only for the period, necessary to carry out Executive’s duties hereunder;

(ii) In the event of termination of Executive’s employment for any reason, Executive will promptly deliver to the Company all Company equipment (including, without limitation, any cellular phones, beeper/pagers, computer hardware and software, fax machines and other tools of the trade) and all originals and copies of all documents, including without limitation, all books, customer lists, forms, documents supplied by customers, records, product lists, writings, manuals, reports, financial documents and other documents or property in Executive’s possession or control, which relate to the Company’s business in any way whatsoever, and in particular to customers of the Company, or which may be considered to constitute or contain Proprietary Information as defined above, and Executive will neither retain, reproduce, nor distribute copies thereof (other than copies of Executive’s rolodex or similar electronic or hardcopy address and telephone directories).

(f) Remedies for Breach. Executive acknowledges that any breach by Executive of the covenants set forth in either this Section 6 or the Confidentiality Agreement (collectively, the “Restrictive Covenants”) would cause the Company irreparable injury and damage for which monetary damages are inadequate. Accordingly, in the event of a breach or a threatened breach of the Restrictive Covenants by Executive, Executive agrees that (i) the Company will be entitled to seek an injunction restraining such breach and (ii) the Company’s obligation to pay any unpaid portion of the Severance Benefits or other benefits as set forth in Sections 5(a) and (d) of this Agreement will be extinguished. Nothing contained herein will be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or such threatened breach. Executive agrees not to circumvent the spirit of these restrictions by attempting to accomplish indirectly what Executive is otherwise restricted from doing directly.

(g) Reasonableness and Revision. Executive has carefully read and considered the restrictions and limitations set forth in the Restrictive Covenants and agrees and acknowledges that the Restrictive Covenants (i) are reasonable and necessary for the protection of the Company’s business interests and goodwill due to the uniqueness of Executive’s services and the confidential nature of the information he will possess and (ii) do not prevent Executive from working or from supporting his family and obligations. Moreover, Executive agrees that the geographic restriction on competitive activities by Executive is reasonable, given the global nature of the Company’s business and Executive’s role in that business. If, at the time of enforcement of this Section 6 and/or the Confidentiality Agreement, a court or other tribunal holds that the Restrictive Covenants are in whole or in part unreasonable under circumstances then existing, the parties agree that (i) the maximum period or scope reasonable under such circumstances will be substituted for the stated period or scope and that the court or other tribunal shall be authorized and directed by the parties to revise the restrictions contained herein to cover the maximum period or scope permitted by law and (ii) the remaining provisions of the Restrictive Covenants shall be enforced as written.

(h) Section 6 Acknowledgement. Executive agrees and acknowledges that the promises and obligations made by the Company in this Agreement (specifically including, but not limited to, the payments and benefits provided for under Section 5) constitute sufficient consideration for the Restrictive Covenants. Executive further acknowledges that it is not the Company’s intention to interfere in any way with his employment opportunities, except in such situations where the same conflict with the legitimate business interests of the Company. Executive agrees that he will notify the Company in writing if he has, or reasonably should have, any questions regarding the applicability of this Section 6.

(i) Section 6 Survival. Subject to any limits on applicability contained therein, the Restrictive Covenants shall survive and continue in full force in accordance with its terms notwithstanding any expiration or termination of this Agreement.

7. Interpretation, Governing Law and Exclusive Forum. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York (excluding any that mandate the use of another jurisdiction’s laws). Any arbitration (unless otherwise mutually agreed), litigation or similar proceeding with respect to such matters only may be brought within New York, and all parties to this Agreement consent to New York’s jurisdiction.

8. Entire Agreement. This Agreement, together with Schedule A attached hereto and the Confidentiality Agreement referred to herein, when executed by both parties shall constitute the entire agreement pertaining to Executive’s employment with the Company and supersedes all prior agreements, understandings, term sheets, negotiations and discussions, whether written or oral, pertaining to Executive’s employment, and there are no representations, undertakings or agreements of any kind between the parties respecting the subject matter hereof except those contained herein.

9. Severability. In the event that one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such holding shall not impair the validity, legality or enforceability of the remaining provisions herein.

10. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consideration or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise as provided in this Section 10) which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. In the event that any successor refuses to assume the obligations hereunder, the Company as hereinbefore defined shall remain fully responsible for all obligations hereunder.

11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by hand delivery, electronic mail, facsimile, telecopy, overnight courier service, or by United States certified or registered mail, return receipt requested. Each such notice, request, demand or other communication shall be effective (i) if delivered by hand or by overnight courier service, when delivered at the address specified in this Section 11; (ii) if given by electronic mail, facsimile or telecopy, when such electronic mail, facsimile or telecopy is transmitted to the electronic mail address or facsimile or telecopy number specified in this Section 11 and confirmation is received if during normal business hours on a business day, and otherwise, on the next business day; and (iii) if given by certified or registered mail, three (3) days after the mailing thereof. Notices shall be addressed to the parties as follows (or at such other address, email address or fax number as either party may from time to time specify in writing by giving notice as provided herein):

If to the Company:         Patheon Pharmaceutical Services, Inc.

Human Resources

Patheon Pharmaceutical Services Inc.

P.O. Box 110145

Research Triangle Park, North Carolina 27709-9998

If to Executive:             James Mullen

636 Charles River St.

Needham, MA 02492

12. Indemnification. The Company will indemnify Executive to the fullest extent permitted by the laws of the State of New York.

13. Dispute Resolution. The parties agree that all disputes, claims or controversies between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, including any dispute, claim or controversy arising from or otherwise in connection with this Agreement and/or Executive’s employment with the Company, will be resolved as follows:

(a) Prior to initiating any other proceeding, the complaining party will provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief. The responding party shall within forty-five (45) days furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents. The parties then shall meet to attempt informal resolution.

(b) If the parties cannot informally resolve the dispute between them, any controversy or claim between Executive and the Company and any of its current or former directors, officers and employees, including any arising out of or relating to this Agreement or breach thereof, shall be settled by final and binding arbitration in the state of New York, or elsewhere as mutually agreed by the parties, by a single arbitrator pursuant to the Employment Arbitration Rules & Procedures of Judicial Arbitration & Mediation Services (“JAMS”), unless the parties to the dispute agree to another arbitration service or independent arbitrator. The parties may conduct discovery to the extent permitted in a court of law; the arbitrator will render an award together with a written opinion indicating the bases for such opinion; and the arbitrator will have full authority to award all remedies that would be available in court. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own attorney’s fees and costs, unless the claim is based on a statute that provides otherwise. Where required by law, the Company will pay the arbitrator’s fees and any administrative charges of the arbitration service, except that if Executive initiates the claim, he will pay a portion of the administrative charges equal to the amount he would have paid to initiate the claim in a court of general jurisdiction.

(c) EXECUTIVE AND THE COMPANY AGREE THAT THIS ARBITRATION PROCEDURE WILL BE THE EXCLUSIVE MEANS OF REDRESS FOR ANY DISPUTES RELATING TO OR ARISING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM, INCLUDING DISPUTES OVER UNPAID WAGES, BREACH OF CONTRACT OR TORT, VIOLATION OF PUBLIC POLICY, RIGHTS PROVIDED BY FEDERAL, STATE OR LOCAL STATUTES, REGULATIONS, ORDINANCES, AND COMMON LAW, LAWS THAT PROHIBIT DISCRIMINATION BASED ON ANY PROTECTED CLASSIFICATION, AND ANY OTHER STATUTES OR LAWS RELATING TO AN EXECUTIVE’S RELATIONSHIP WITH THE COMPANY. THE FOREGOING NOTWITHSTANDING, CLAIMS FOR WORKERS’ COMPENSATION BENEFITS OR UNEMPLOYMENT INSURANCE, OR ANY OTHER CLAIMS WHERE MANDATORY ARBITRATION IS PROHIBITED BY LAW, ARE NOT COVERED BY THIS ARBITRATION PROVISION. THE PARTIES EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL, AND AGREE THAT THE ARBITRATOR’S AWARD SHALL BE FINAL AND BINDING ON BOTH PARTIES. THIS ARBITRATION PROVISION IS TO BE CONSTRUED AS BROADLY AS IS PERMISSIBLE UNDER APPLICABLE LAW.

14. Representations. Each person executing this Agreement hereby represents and warrants on behalf of himself and of the entity/individual on whose behalf he is executing the Agreement that he is authorized to represent and bind the entity/individual on whose behalf he is executing the Agreement. Executive specifically represents and warrants to the Company that he reasonably believes (a) he is not under any contractual or other obligations, including but not limited to any employment contract, non-competition or other covenants or restrictions, that would prevent, limit or impair Executive’s ability to commence work on the Effective Date or otherwise limit his ability to perform all responsibility and obligations of the position of CEO, (b) that entering into this Agreement will not result in a breach of any other agreement to which he is a party, and (c) that he will not knowingly use any trade secret, confidential information, or other intellectual property right of any former employer or any other person to whom Executive has an obligation of confidentiality in the performance of his duties hereunder and that the Company has not requested the disclosure by Executive of any such information.

15. Amendments and Waivers. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Executive and a duly authorized Company officer. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

16. Taxes.

(a) Withholdings. The Company may withhold from any compensation and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings. Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes) imposed on employees and penalty taxes on nonqualified deferred compensation.

(b) Net Proceeds Maximization. Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments or benefits received or realized by Executive pursuant to this Agreement either alone or together with other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), the payments or benefits provided to Executive under this Agreement will be reduced by reducing the amount of payments or benefits payable to Executive to the extent necessary so that no portion of Executive’s payments or benefits will be subject to the excise tax imposed by Section 4999 of the Code. Notwithstanding the foregoing, a reduction will be made under the previous sentence only if, by reason of that reduction, Executive’s net after tax benefit exceeds the net after tax benefit he would realize if the reduction were not made. For purposes of this paragraph, “net after tax benefit” means the sum of (i) the total amount received or realized by Executive pursuant to this Agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code, plus (ii) all other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company and any of its affiliates that would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, less (iii) the amount of federal or state income taxes payable with respect to the payments or benefits described in (i) and (ii) above calculated at the maximum marginal individual income tax rate for each year in which payments or benefits are realized by Executive (based upon the rate in effect for that year as set forth in the Code at the time of the first receipt or realization of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments or benefits described in (i) and (ii) above by Section 4999 of the Code. All determinations and calculations made in this paragraph shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Company prior to the Change in Control. The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of (x) the Company or any affiliate thereof or (y) Executive.

(c) Section 409A Compliance.

(i) Section 409A Six-Month Delay Rule. If any amounts that become due under this Agreement on account of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code section 409A (“Section 409A”), payment of such amounts shall not commence until Executive experiences a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time of Executive’s separation from service, Executive is a “specified employee” (under Section 409A), then to the extent necessary to comply with Section 409A, any such amounts will not be paid until after the first business day of the seventh (7th) month after Executive’s separation from service (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, Employee shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate equal to the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay.

(ii) Interpretation. This Agreement is intended to comply with or be exempt from Section 409A, and shall be interpreted and construed by the Company in a manner that the Company reasonably believes, after consultation with Executive, establishes an exemption from (or otherwise conforms them to) the requirements of Section 409A. To the extent that any regulations or other guidance issued under Section 409A (after application of the previous sentence) would result Executive being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which such amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by Executive and the Company, provided it does not increase the overall expense to the Company in providing the benefits.

Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive or other taxpayer pursuant to Section 409A as a result of the Agreement. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

17. U.S. Citizenship and Immigration Services. Executive agrees to timely file all documents required by the Department of Homeland Security to verify his identity and lawful employment in the United States.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

19. Legal Fees. The Company will pay up to $10,000 of any reasonable legal fees and expenses Executive incurs during the negotiation of this Agreement, provided that such fees and expenses are supported by reasonable supporting documentation.

20. Executive’s Acknowledgement.

EXECUTIVE ACKNOWLEDGES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND HIM RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT (INCLUDING THE AGREEMENTS SET FORTH AS EXHIBITS) AND THAT HE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT (INCLUDING THE AGREEMENTS SET FORTH AS EXHIBITS), THAT HE UNDERSTANDS ALL OF SUCH AGREEMENTS, AND THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS SUCH AGREEMENTS WITH HIS PRIVATE LEGAL COUNSEL

AND HAS AVAILED HIMSELF OF THAT OPPORTUNITY TO THE EXTENT HE WISHED TO DO SO. EXECUTIVE UNDERSTANDS THAT THE DISPUTE RESOLUTION PROVISIONS OF THIS AGREEMENT GIVE UP THE RIGHT TO A JURY TRIAL ON MATTERS COVERED BY THEM.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

“Executive”

/s/ James Mullen
James Mullen

“Company”
Patheon Pharmaceutical Services, Inc.

/s/ Eric Evans
By: Eric Evans
Title: Chief Financial Officer

[PATHEON]

SCHEDULE A

TO

EMPLOYMENT AGREEMENT WITH

JAMES MULLEN

GENERAL RELEASE

This General Release (“Release”), dated as of                     , 20    confirms the following understandings and agreements between James Mullen, an individual (“Executive”), and Patheon Pharmaceutical Services, Inc., on behalf of itself and all of its affiliates and subsidiaries (collectively, the “Company”).

In consideration of the promises set forth in that certain employment agreement between Executive and the Company, effective as of February 7, 2011 (the “Employment Agreement”), Executive agrees as follows:

1. Release by Executive.

(a) For and in consideration of the severance payments and benefits described in the Employment Agreement (the “Consideration”), which are being provided in exchange for your execution of this Release and would not be provided absent your execution of this Release, Executive, for himself and his heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and each of its agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all waivable rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which Executive or any of Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date Executive signs this Release (“Claims”), arising out of, based upon, or relating to his employment or the termination of his employment with the Company and/or his service as an officer of any of the Company Releasees, and/or any agreement or compensation arrangement between Executive and any of the Company Releasees, to the maximum extent permitted by law.

(b) The Claims released by Executive include, but are not limited to, any Claims arising out of or based on: Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the National Labor Relations Act, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”), the Civil Rights Act of 1991, the Family Medical Leave Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan), the Immigration Reform and Control Act, the Worker Adjustment and Retraining

Notification Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, and the Sarbanes-Oxley Act of 2002 (in each case as the same may be amended from time to time); fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, common law, breach of contract (whether express or implied, written or oral) or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws; or any other state or federal law, rule, or regulation dealing with the employment relationship, except those claims which may not be released herein as a matter of law. The released Claims also include any Claims by Executive for compensation, wages, back pay, reinstatement or reemployment, bonuses, or benefits of any kind or any nature arising out of, based upon, or relating to his employment or the termination of his employment with the Company and/or his service as an officer of any of the Company Releasees, and/or any agreement or compensation arrangement between Executive and any of the Company Releasees.

(c) Nothing contained in this Section 1 or any other provision of this Release shall release or waive any right that Executive has to (i) the Consideration, which shall be deemed to include the Initial Grant (as defined in the Employment Agreement) and any other equity awards Executive has received from the Company, (ii) any employee benefit Executive is entitled to receive from the Company pursuant to any Company employee benefit plan or program, including any health claim or (iii) indemnification and/or reimbursement of expenses by the Company with respect to which Executive may be eligible as provided by law, the Company’s Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, or any indemnification agreements, including the Employment Agreement. Further, nothing contained in this Release shall restrict or inhibit any communications by Executive with the Equal Employment Opportunity Commission (“EEOC”) or any other government or law enforcement agency.

2. Waiver of Applicable Release Laws.

(a) Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. Executive expressly waives and relinquishes any and all rights he may have under state law that prohibits the general release of unknown claims.

(b) It is the intention of each party through this Release to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

3. Review and Revocation Rights. Executive hereby is advised of the following:

(a) Executive has the right to consult with an attorney before signing this Release and is encouraged by the Company to do so;

(b) Executive has twenty-one (21) days from his receipt of this Release to consider it, although Executive may sign and return the Release at any earlier time, in which case Executive waives all rights to the balance of this twenty-one (21) day review period; and

(c) Executive has seven (7) days after signing this Release to revoke this Release, and this Release will not be effective until that revocation period has expired without revocation. Executive agrees that in order to exercise his right to revoke this Release within such seven (7) day period, he must do so in a signed writing delivered to the Company’s Board of Directors of the Company (“Board”) before the close of business on the seventh calendar day after he signs this Release.

(d) Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

4. No Filings. Executive represents that he has not filed any waivable lawsuits, claims, charges or complaints, which are pending as of the date hereof, against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Release, and he agrees that he shall not accept any award, damages, recovery or settlement from any proceeding brought by him or on his behalf relating to his employment or the termination of his employment with the Company and/or his service as an officer of any of the Company Releasees or otherwise.

5. Cooperation Clause.

(a) To facilitate the orderly conduct of the Company, Executive agrees to cooperate, at no charge, with the Company’s reasonable requests for information or assistance related to (i) the time of his employment, (ii) any investigations (including internal investigations) and audits of the Company’s management’s current and past conduct and business and accounting practices and (iii) the Company’s defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company. The Company will promptly reimburse Executive for his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his duties under this Section 5.

6. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

7. Dispute Resolution. The parties hereby agree that all disputes, claims or controversies arising from or otherwise in connection with this Release (except for injunctive relief sought by either party) between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, and any director, shareholder or employee of the Company will be resolved in accordance with Section 13 of the Employment Agreement, except for its attorneys’ fee provision.

8. Attorneys’ Fees. Except as otherwise provided herein or as prohibited by law, in any action, litigation or proceeding between the parties arising out of or in relation to this Release, including any purported breach of this Release, each party shall bear its own attorney’s fees and costs.

9. Non-Admission of Liability. The parties understand and agree that neither the furnishing of the Consideration nor the execution of this Release by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

10. Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

11. Entire Agreement. This Release represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.

12. Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Release to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

13. Counterparts. This Release may be executed in counterparts, each of which will be deemed to be an original as against any party that has signed it, but both of which together will constitute one and the same instrument.

14. Miscellaneous Provisions.

(a) The parties represent that they have read this Release and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Release; that they have executed this Release without coercion or duress of any kind; and that they understand any rights that they have or may have, and they are signing this Release with full knowledge of any such rights.

(b) Both parties have participated in the drafting of this Release with the assistance of counsel to the extent they desired. The language in all parts of this Release must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Release are for convenience only and must not affect the construction or interpretation of any of the provision herein.

(c) Each provision of this Release to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party’s performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Release are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Release.

(d) Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Release, has been relied on by him or it in entering into this Release.

(e) Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day. Unless expressly stated otherwise, cross-references herein refer to provisions within this Release and are not references to any other document.

(f) Each party to this Release will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Release.

(g) Executive represents that he has returned all Company property and materials in accordance with paragraph 6(e) of the Employment Agreement.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO EXECUTIVE, HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS OTHER THAN AS PROVIDED FOR HEREIN.

IN WITNESS WHEREOF, the parties have executed this Release as of the dates indicated below.

“Executive”

James Mullen

Date:

“Company”

Patheon Pharmaceutical Services, Inc.

By:
Title:

Date: